Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS RECORD SECOND QUARTER 2010 RESULTS:

•	Income from continuing operations was $15.8 million, a 104 percent increase from second quarter 2009 of $7.7 million

•	Income from continuing operations on a per diluted share basis was $0.40 as compared to $0.20 in the second quarter of 2009

•	Second quarter net income of $15.8 million ($0.40 per share) versus $6.5 million ($0.17 per share) a year ago, representing a 141 percent improvement

•	Second quarter revenues grew by $47.0 million, or 25.7 percent, from second quarter 2009

•	Consolidated contract backlog was $475.2 million, representing a 2.8 percent increase from second quarter 2009, while Energy and Mining contract backlog increased 10.3 percent from second quarter 2009

•	Full-year range of expectation tightened to $1.50 to $1.55 per diluted share

St. Louis, MO – July 26, 2010 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported second quarter income from continuing operations of $15.8 million ($0.40 per diluted share), representing a 104.3 percent increase from the second quarter of 2009, when income from continuing operations was $7.7 million ($0.20 per diluted share).

For the first six months of 2010, income from continuing operations was $24.3 million, or $0.62 per diluted share, compared to $6.6 million, or $0.18 per diluted share, in the first six months of 2009.  Excluding $8.2 million ($6.1 million, net of tax) of acquisition-related expenses associated with the acquisitions of The Bayou Companies and Corrpro Companies, income from continuing operations for the first six months of 2009 would have been approximately $12.7 million, or $0.44 per diluted share (non-GAAP).

Joe Burgess, President and Chief Executive Officer commented, “this quarter’s dramatic improvement in financial performance was the direct result of continuous and relentless focus on execution.  In particular, Energy and Mining operating profits improved approximately 300 percent from the second quarter of last year.  We are now seeing strong benefits from the recent acquisitions of Bayou Companies and Corrpro Companies, with more than 20 percent accretion to our earnings per share this quarter, and slight accretion for the last twelve months.  Each of our business segments are poised to make even more progress in the second half of 2010, with market conditions continuing to improve on a global basis, coupled with our strong backlog position and order prospects.   As a result, we are tightening our guidance for the full year of 2010 to $1.50 to $1.55 per diluted share.  We have made significant progress in our pursuit of higher investor returns over the last two years and we remain confident that we can reach our goals by continuing to improve our execution capability and penetrating new areas for profitable growth.”

“Performance for our North American Sewer Rehabilitation segment continued to be solid in the second quarter.  Revenues in the segment grew 19 percent year over year through expansion of crew capacity as a result of solid market growth in recent quarters.  Nevertheless, backlog held strong during the quarter as a result of strong orders in a continued robust market.  Gross margins for the quarter were negatively impacted by project management issues in the western United States.  We anticipate that margins will improve in the second half of 2010, as backlog margins have been improving in recent quarters.  We also should benefit from increased efficiencies as a result of continued revenue growth.”

 “Operating income in our European Sewer Rehabilitation segment grew 8.6% from the second quarter of 2009, despite weaker foreign currencies and continued weak economic conditions in many parts of the continent.  While market conditions in the United Kingdom have continued to be slow, we are starting to see signs of recovery and expect to see increased work releases in the second half of 2010.  We remain on track with cost savings from our fourth quarter 2009 restructuring, with approximately $1.7 million in savings achieved during the first half of 2010.  Our 50 percent owned German joint venture is performing within our expectations, and its backlog stood at a record level at June 30, 2010.  We expect significant profitability improvement for our European operation for the balance of 2010 as we continue to advance manufacturing profitability, along with implementing quality and project management best practices in our European contracting operations.”

“Our Asia-Pacific Sewer Rehabilitation operation grew revenues by more than 108 percent, while earnings remained relatively flat.  Our Indian operation continued work on existing projects, and we began new contracts in Australia and Singapore at the end of the second quarter 2010.  At the end of June, we obtained the renewal of approximately $17 million in term contracts in Hong Kong, which will be for the next three to five years, bringing a solid and consistent base of work to this operation.  We have a number of outstanding bids in India, which we anticipate will be resolved during the third quarter and bring significant new work in this important market.  Our operations in Australia and Singapore will be in full operation during the second half of 2010, enabling our Asia-Pacific operation to achieve significantly improved results.”

“During the second quarter of 2010, we continued to make significant progress in our Water Rehabilitation segment, building backlog to $8.8 million, up from $2.9 million at the end of the first quarter of 2010, and we also continued to expand and validate operating capabilities with the InsituMain™ product line.  We won sizeable orders in Canada and California during the quarter, which will be executed in the coming quarters.  We are on track with our growth initiatives and we anticipate a modest profit contribution by this segment in the second half of 2010.”

“Our Energy and Mining segment delivered strong performance for the second quarter, with all businesses contributing.  Operating profits in United Pipeline Systems were the highest since the second quarter of 2008, as a result of significant revenue growth and improved project performance, particularly in Canada.  Bayou completed the ILVA coating order in May and moved onto significantly more profitable work, coupled with a recovery in its specialty coating and welding businesses.   As a result, Bayou had its best quarter since the third quarter of 2008, prior to our acquisition.  Corrpro also had a solid quarter, which results were within our expectations.  Backlog at quarter end was down sequentially, primarily due to Bayou, which worked off significant coating contracts during the second quarter.  Backlog in United Pipeline Systems and Corrpro continues to be very strong.  We anticipate the Energy and Mining segment to continue the significant momentum created in the second quarter for the remainder of the year.”

Consolidated revenues in the second quarter of 2010 were $230.2 million, a 25.7 percent increase over the second quarter of 2009.  The increase was primarily driven by our Energy and Mining segment, which increased $27.0 million, or 38.8 percent, from the second quarter of 2009. Within our Energy and Mining segment, we experienced revenue increases across all our businesses, particularly within our coating services operations. Revenues in our North American Sewer Rehabilitation segment increased by $15.9 million, or 19.0 percent, compared to the second quarter 2009, as a result of higher crew capacity deployed in response to backlog growth.  Third-party product sales, included in our North American Sewer Rehabilitation segment, were $3.6 million in the second quarter of 2010, compared to $2.5 million in the second quarter of 2009.  Revenues in our Asia-Pacific Sewer Rehabilitation segment increased by $7.2 million, or 108.4 percent, primarily as a result of the inclusion of revenues from our Australian, Hong Kong and Singapore operations, which were not included during the second quarter of 2009.  Offsetting our increases in revenues was a $2.7 million, or 13.1 percent, decrease in revenues at our European Sewer Rehabilitation segment.  This decrease was primarily reflective of lower revenues in France, along with weaker foreign currencies against the U.S. dollar, which negatively impacted revenues for this segment by approximately $0.9 million.  Our Water Rehabilitation revenues decreased by $0.4 million, or 15.2 percent, for the second quarter of 2009 compared to the prior year quarter mainly due to lower workable backlog.

Consolidated gross profit for the second quarter of 2010 totaled $59.2 million, an increase of $11.3 million, or 23.5 percent, from the same period in 2009.  Gross profit as a percent of revenue was 25.7 percent, compared to 26.2 percent in the second quarter of 2009, representing a small decrease due primarily to lower margins in our North American Sewer Rehabilitation and Asia-Pacific Sewer Rehabilitation segments.  The overall increase in gross profit within our Energy and Mining segment was primarily due to strong performance across all business lines within the segment. Our Energy and Mining segment’s gross profit increased by $9.5 million, or 52.0 percent, in the second quarter of 2010 compared to the prior year quarter.  Gross profit in North American Sewer Rehabilitation increased by $0.8 million, or 3.6 percent, while gross profit margins were lower principally due to isolated project performance issues in our Western United States region, which negatively impacted margins by approximately $1.2 million, or 116 basis points.  Our European Sewer Rehabilitation segment experienced a slight decrease in gross profit quarter over quarter, due to the decline in revenues and lower performance in France. Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially as a result of the inclusion of gross profits from our Australian, Hong Kong and Singapore operations.  We recorded a gross profit of $0.2 million in our Water Rehabilitation segment during the second quarter of 2010 compared to a gross loss of $0.1 million in the second quarter of 2009.

Consolidated operating expenses for the second quarter of 2010 increased $2.0 million, or 5.8 percent, from $34.4 million in the same period of 2009.  The increase was primarily due to increases in our North American Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation and Energy and Mining segments.  The North American Sewer Rehabilitation increase was due to increased operational support in connection with crew expansion, while the increase in the Asia-Pacific Sewer Rehabilitation was due to additional project management and operational support in connection with growth in the businesses.  The increase in operating expense in our Energy and Mining segment was due to the inclusion of operating expenses from Bayou Perma-Pipe Canada, our Canadian pipe coating joint venture (“Bayou-Canada”), and Bayou Delta Double Jointing, our specialty welding joint venture (“DDJ”), which were not included in the second quarter of 2009.  Operating expenses as a percentage of revenue decreased to 15.8 percent for the second quarter of 2010 from 18.8 percent in the prior year quarter.

Consolidated operating income in the second quarter of 2010 increased $9.3 million, or 69 percent, from $13.5 million in the same period of 2009.

Second quarter net income was $15.8 million, or $0.40 per diluted share.  This compares to $6.5 million, or $0.17 per diluted share, for the second quarter of 2009, a 141.0 percent increase.

For the first six months of 2010, consolidated revenues increased $118.2 million, or 38.0 percent, to $429.4 million compared to the prior year period.  Gross profit increased $29.3 million, or 37.3 percent, to $107.9 million compared to the same period of 2009.  The primary factors driving improved performance in the second quarter were also responsible for increased profitability during the six months ended June 30, 2010, in addition to the inclusion of two full quarters of activity from Bayou and Corrpro.  Operating expenses increased $7.6 million, or 11.7 percent, to $72.6 million compared to the same period of 2009.  In 2009, operating expenses included $8.2 million of acquisition-related expenses from the acquisitions of Bayou and Corrpro.  Operating expenses grew in our North American Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation and our Energy and Mining segments due to significant business growth. The increase in operating expenses in our Energy and Mining segment was attributable to the inclusion of operating expenses for Bayou and Corrpro for the entire six-month period in 2010 and the inclusion of operating expenses for Bayou-Canada and DDJ, which were not included in the results of the six-month period ended June 30, 2009.

For the first six months of 2010, income from continuing operations increased $17.7 million, or 266.7 percent, to $24.3 million, or $0.62 per diluted share, from $6.6 million, or $0.18 per diluted share, in the first six months of 2009.  Excluding the $8.2 million in acquisition-related expenses, income from continuing operations increased $11.6 million, or 91.3 percent, (non-GAAP) period over period.

For the first six months of 2010, net income was $24.2 million, or $0.62 per diluted share, compared to $5.3 million, or $0.15 per diluted share, in the first six months of 2009.  Excluding the acquisition-related expenses of $8.2 million ($6.1 million, net of tax), net income would have been $11.4 million, or $0.40 per diluted share for the six-month period ended June 30, 2009 (non-GAAP).

Total contract backlog was $475.2 million at June 30, 2010, representing a $11.8 million, or 2.5 percent, increase from December 31, 2009 and a $12.8 million, or 2.8 percent, increase from June 30, 2009.

Contract backlog in our North American Sewer Rehabilitation segment was $206.6 million at June 30, 2010, representing a $25.7 million, or 14.2 percent, increase from December 31, 2009 and a $0.3 million, or 0.1 percent, decrease from June 30, 2009.  Orders in the second quarter were strong at $112.1 million compared to $90.0 million in the first quarter of 2010, and $113.9 in the second quarter of 2009.

Contract backlog in our European Sewer Rehabilitation segment was $22.7 million at June 30, 2010, compared to $37.2 million at December 31, 2009 and $40.9 million at June 30, 2009.  The decrease in backlog was primarily due to lower backlog in France, Spain and Switzerland, along with the impact of exiting the Polish, Romanian and Belgian contracting markets in late 2009.  However, market conditions are beginning to improve in the United Kingdom, which has experienced much lower activity for the last year and a half.  In addition, near-term bidding opportunities are increasing in most parts of the European market.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $76.0 million at June 30, 2010, representing a $18.6 million, or 32.4 percent, increase from December 31, 2009 and a $15.1 million, or 24.8 percent, increase from June 30, 2009.  This increase was principally due to orders received in Hong Kong at the end of the second quarter of 2010 and the inclusion of the backlog of our Singapore operation, which was acquired in January 2010.   Bidding in India has commenced once again, but no significant orders were signed during the second quarter of 2010.  Market conditions continue to be strong in Australia, Hong Kong and Singapore, and we are pursuing opportunities in several ancillary markets, such as Malaysia, the Philippines and China.

Water Rehabilitation contract backlog was $8.8 million at June 30, 2010, representing a $1.1 million, or 14.3 percent, increase from December 31, 2009 and June 30, 2009.  Orders are increasing following continued pilot project success during the second quarter.  We expect this to continue in the quarters to come.

Energy and Mining contract backlog at June 30, 2010 was $161.1 million, representing a $19.1 million, or 10.6 percent, decrease from December 31, 2009 and a $15.0 million, or 10.3 percent, increase from June 30, 2009.  The decrease from December 31, 2009 was due, in part, to completion of a significant coatings project during the second quarter of 2010.  Project opportunities are continuing to increase across the energy and mining platform, particularly in international markets.

Unrestricted cash decreased in the second quarter of 2010 to $90.1 million from $95.2 million at March 31, 2010, primarily as a result of increases in receivables from revenue growth and increases in cash payments for capital expenditures.

Insituform Technologies, Inc. is a worldwide leader in global pipeline protection.  Insituform provides proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 1, 2010.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain items that impacted income and diluted earnings per share. The (non-GAAP) earnings per share exclude one or more of the following: the earnings impact of the exclusion of acquisition-related expenses, or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows the Company to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain™, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc. David A. Martin, Senior Vice President and Chief Financial Officer (636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$230,192	$183,196	$429,374	$311,208
Cost of revenues	170,993	135,280	321,494	232,619
Gross profit	59,199	47,916	107,880	78,589
Acquisition-related expenses	–	–	–	8,219
Operating expenses	36,452	34,446	72,626	56,821
Operating income	22,747	13,470	35,254	13,549
Other income (expense):
Interest income	63	(165)	166	184
Interest expense	(1,886)	(2,353)	(4,263)	(3,477)
Other	131	374	(28)	292
Total other expense	(1,692)	(2,144)	(4,125)	(3,001)
Income before taxes on income	21,055	11,326	31,129	10,548
Taxes on income	6,485	3,157	9,684	2,745
Income before equity in earnings (losses) of affiliated companies	14,570	8,169	21,445	7,803
Equity in earnings (losses) of affiliated companies, net of tax	1,526	8	2,677	(307)
Income before discontinued operations	16,096	8,177	24,122	7,496
Loss from discontinued operations, net of tax	(28)	(1,192)	(76)	(1,290)
Net income	16,068	6,985	24,046	6,206
Less: net (income) loss attributable to noncontrolling interests	(291)	(439)	192	(864)
Net income attributable to common stockholders	$15,777	$6,546	$24,238	$5,342

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.40	$0.20	$0.62	$0.18
Loss from discontinued operations	(0.00)	(0.03)	(0.00)	(0.03)
Net income	$0.40	$0.17	$0.62	$0.15
Diluted:
Income from continuing operations	$0.40	$0.20	$0.62	$0.18
Loss from discontinued operations	(0.00)	(0.03)	(0.00)	(0.03)
Net income	$0.40	$0.17	$0.62	$0.15

Basic	39,055,841	38,466,050	39,044,436	35,741,858
Diluted	39,414,003	39,156,934	39,397,342	36,422,229

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Six Months Ended June 30, 2010
	Consolidated Results	Bayou and Corrpro Results	Results Excluding Acquisitions

Revenues	$429,374	$144,147	$285,227
Cost of revenues	321,494	105,150	216,344
Gross profit	107,880	38,997	68,883
Operating expenses	72,626	25,367	47,259
Operating income	35,254	13,630	21,624
Other income (expense):
Interest income	166	42	124
Interest expense	(4,263)	(1,429)	(2,834)
Other	(28)	(32)	4
Total other expense	(4,125)	(1,419)	(2,706)
Income before taxes on income	31,129	12,211	18,918
Taxes on income	9,684	4,663	5,021
Income before equity in earnings of affiliated companies	21,445	7,548	13,897
Equity in earnings of affiliated companies, net of tax	2,677	1,502	1,175
Income before discontinued operations	24,122	9,050	15,072
Loss from discontinued operations, net of tax	(76)	–	(76)
Net income	24,046	9,050	14,996
Less: net (income) loss attributable to noncontrolling interests	192	(219)	411
Net income attributable to common stockholders	$24,238	$8,831	$15,407

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.62		$0.54
Loss from discontinued operations	(0.00)		(0.00)
Net income	$0.62		$0.54
Diluted:
Income from continuing operations	$0.62		$0.53
Loss from discontinued operations	(0.00)		(0.00)
Net income	$0.62		$0.53

Weighted average number of shares:
Basic	39,044,436		28,519,766
Diluted	39,397,342		28,872,672

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Six Months Ended June 30, 2009
	Consolidated Results	Acquisition - related expenses	Results Excluding Acquisition- related expenses	Post- Acquisition Bayou and Corrpro Results	Results Excluding Acquisition- related expenses and Bayou and Corrpro Results

Revenues	$311,208	$–	$311,208	$71,651	$239,557
Cost of revenues	232,619	–	232,619	54,489	178,130
Gross profit	78,589	–	78,589	17,162	61,427
Operating expenses	65,040	(8,219)	56,821	14,835	41,986
Operating income (loss)	13,549	8,219	21,768	2,327	19,441
Other income (expense):
Interest income	184	–	184	2	182
Interest expense	(3,477)	–	(3,477)	(17)	(3,460)
Other	292	–	292	334	(42)
Total other income (expense)	(3,001)	–	(3,001)	319	(3,320)
Income before taxes on income	10,548	8,219	18,767	2,646	16,121
Taxes on income	2,745	2,160	4,905	728	4,177
Income before equity in losses of affiliated companies	7,803	6,059	13,862	1,918	11,944
Equity in losses of affiliated companies	(307)	–	(307)	(179)	(128)
Income from continuing operations	7,496	6,059	13,555	1,739	11,816
Loss from discontinued operations, net of tax	(1,290)	–	(1,290)	–	(1,290)
Net income	6,206	6,059	12,265	1,739	10,526
Less: net income attributable to noncontrolling interests	(864)	–	(864)	–	(864)
Net income attributable to common stockholders	$5,342	$6,059	$11,401	$1,739	$9,662

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.18		$0.45		$0.39
Loss from discontinued operations	(0.03)		(0.04)		(0.04)
Net income	$0.15		$0.41		$0.35
Diluted:
Income from continuing operations	$0.18		$0.44		$0.38
Loss from discontinued operations	(0.03)		(0.04)		(0.04)
Net income	$0.15		$0.40		$0.34

Weighted average number of shares:
Basic	35,741,858		27,971,576		27,971,576
Diluted	36,422,228		28,651,946		28,651,946

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
North American Sewer Rehabilitation	$99,590	$83,687	$188,704	$164,192
European Sewer Rehabilitation	18,003	20,708	35,633	38,915
Asia-Pacific Sewer Rehabilitation	13,750	6,597	23,623	12,342
Water Rehabilitation	2,115	2,493	7,325	4,451
Energy and Mining	96,734	69,711	174,089	91,308
Total revenues	$230,192	$183,196	$429,374	$311,208

Gross profit (loss):
North American Sewer Rehabilitation	$23,180	$22,383	$44,258	$40,832
European Sewer Rehabilitation	4,972	5,644	9,250	10,142
Asia-Pacific Sewer Rehabilitation	3,137	1,714	4,692	3,768
Water Rehabilitation	158	(80)	818	(254)
Energy and Mining	27,752	18,255	48,862	24,101
Total gross profit	$59,199	$47,916	$107,880	$78,589

Operating income (loss):
North American Sewer Rehabilitation	$9,847	$9,701	$17,354	$15,520
European Sewer Rehabilitation	1,268	1,168	1,232	1,025
Asia-Pacific Sewer Rehabilitation(1)	594	532	(230)	1,794
Water Rehabilitation	(318)	(807)	(187)	(2,036)
Energy and Mining(2) (3)	11,356	2,876	17,085	(2,754)
Total operating income	$22,747	$13,470	$35,254	$13,549
              _________________

(1)
Asia-Pacific Sewer Rehabilitation included $(0.2) million of operating loss for the six months ended June 30, 2010 related to the 153-day period following the acquisition of the Company’s Singapore licensee on January 29, 2010.

(2)	$8.2 million of acquisition-related expenses were included in the operating loss of the Energy and Mining segment for the six months ended June 30, 2009.
(3)
Bayou and Corrpro contributed $2.3 million of operating income to this segment in the six-month period ended June 30, 2009 during the 130-day period following the acquisition of Bayou by the Company on February 20, 2009 and during the 91-day period following the acquisition of Corrpro by the Company on March 31, 2009.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog(1)	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

North American Sewer Rehabilitation	$206.6	$208.6	$180.9	$206.8
European Sewer Rehabilitation	22.7	24.7	37.2	40.9
Asia-Pacific Sewer Rehabilitation	76.0	73.3	57.4	60.9
Water Rehabilitation	8.8	2.9	7.7	7.7
Energy and Mining	161.1	187.6	180.2	146.1
Total	$475.2	$497.1	$463.4	$462.4

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	June 30, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$90,141	$106,064
Restricted cash	679	1,339
Receivables, net	154,957	147,835
Retainage	23,454	22,656
Costs and estimated earnings in excess of billings	79,147	64,821
Inventories	38,267	32,125
Prepaid expenses and other assets	29,164	27,604
Current assets of discontinued operations	1,189	1,189
Total current assets	416,998	403,633
Property, plant and equipment, less accumulated depreciation	156,900	148,435
Other assets
Goodwill	182,141	180,506
Identified intangible assets, less accumulated amortization	76,054	78,311
Investments in affiliated companies	25,517	27,581
Deferred income tax assets	11,223	11,203
Other assets	6,088	8,827
Total other assets	301,023	306,428
Non-current assets of discontinued operations	4,214	4,283

Total Assets	$879,135	$862,779

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$150,320	$146,702
Billings in excess of costs and estimated earnings	10,411	12,697
Current maturities of long-term debt, line of credit and notes payable	10,995	12,742
Current liabilities of discontinued operations	129	339
Total current liabilities	171,855	172,480
Long-term debt, less current maturities	96,450	101,500
Deferred income tax liabilities	32,096	31,449
Other liabilities	12,347	12,849
Non-current liabilities of discontinued operations	1,056	979
Total liabilities	313,804	319,257

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000 and 60,000,000; shares issued and outstanding 39,234,350 and 38,933,944	392	389
Additional paid-in capital	248,285	242,563
Retained earnings	311,025	286,787
Accumulated other comprehensive income (loss)	(1,320)	8,313
Total stockholders’ equity before noncontrolling interests	558,382	538,052
Noncontrolling interests	6,949	5,470
Total equity	565,331	543,522

Total Liabilities and Equity	$879,135	$862,779

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$24,046	$6,206
Loss from discontinued operations	76	1,290
Income from continuing operations	24,122	7,496
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	15,225	12,112
(Gain) loss on sale of fixed assets	154	(215)
Equity-based compensation expense	3,720	2,299
Deferred income taxes	(490)	(211)
Dividend received, net of (income) loss from equity in earnings of affiliated companies	369	307
Other	(782)	(7,535)
Changes in operating assets and liabilities:
Restricted cash	601	503
Receivables net, retainage and costs and estimated earnings in excess of billings	(26,173)	(1,366)
Inventories	(6,846)	(1,596)
Prepaid expenses and other assets	(1,322)	5,454
Accounts payable and accrued expenses	3,574	(11,883)
Net cash provided by operating activities of continuing operations	12,152	5,365
Net cash provided by (used in) operating activities of discontinued operations	(699)	2,295
Net cash provided by operating activities	11,453	7,660

Cash flows from investing activities:
Capital expenditures	(19,821)	(10,440)
Proceeds from sale of fixed assets	301	410
Proceeds from net foreign investment hedges	–	7,873
Purchase of Singapore licensee	(1,257)	–
Purchase of Insituform – Hong Kong and Insituform – Australia	–	(278)
Purchase of Bayou and Corrpro, net of cash acquired	–	(209,714)
Net cash used in investing activities of continuing operations	(20,777)	(212,149)
Net cash provided by investing activities of discontinued operations	–	750
Net cash used in investing activities	(20,777)	(211,399)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax benefit of stock option exercises	1,996	127,837
Principal payments on notes payable	(1,774)	(938)
Investments from noncontrolling interests	1,681	–
Net proceeds from line of credit	–	7,500
Principal payments on long-term debt	(5,000)	(2,500)
Proceeds from long-term debt	–	50,000
Net cash provided by (used in) financing activities	(3,097)	181,899
Effect of exchange rate changes on cash	(3,502)	1,976
Net decrease in cash and cash equivalents for the period	(15,923)	(19,864)
Cash and cash equivalents, beginning of period	106,064	99,321
Cash and cash equivalents, end of period	$90,141	$79,457